Alcoa and subsidiaries                                 EXHIBIT 11

            Computation of Earnings per Common Share
             For the nine months ended September 30
               (in millions, except share amounts)

                                                    1996        1995
                                                    ----        ----

 1. Income applicable to common stock*              $377.2        $638.0

 2. Weighted average number of common
      shares outstanding during the period     174,737,995   178,383,420

 3. Primary earnings per common share
      (1 divided by 2)                               $2.16         $3.58

 4. Fully diluted earnings (1)                      $377.2        $638.0

 5. Shares issuable under compensation              37,664         1,694
      plans

 6. Shares issuable upon exercise of
      dilutive outstanding stock options
      (treasury stock method)                    1,229,336       577,404

 7. Fully diluted shares (2 + 5 + 6)           176,004,995   178,962,518

 8. Fully diluted earnings per common
      share (4 divided by 7)                         $2.14         $3.57



*  After preferred dividend requirement

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